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                                                  Contract 6950132

                         NASCO PRODUCTS

THIS AGREEMENT made this 12th day of September, 1996, by and between Licensor The Walt Disney Company Licensing (Europe, Middle East & Africa) S.A. with its principal office located at 50, avenue Montaigne, 75378 Paris Cedex 08, France and Licensee Nasco Products International Inc. with its principal office located at 27, North Main ST, Springfield, TN 37172, United States of America("you"and"your").

                           WITNESSETH:

WHEREAS, we have heretofore entered into an agreement with Disney Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America (hereinafter referred to as "Disney"), pursuant to which, in the Territory hereinafter identified, we have been granted the right to license third parties to use certain materials and trademarks which are owned by Disney in a number of merchandising activities and endeavors; and

WHEREAS, you desire to obtain a license to use some of those materials and trademarks in and/or in connection with the Article or Articles of merchandise specified below and we are willing to grant said license under the conditions, provisions and limitations hereinafter set forth; and

WHEREAS, you understand and accept that we may sublicense certain of our rights and obligations under this Agreement to certain subsidiaries owned or controlled by Disney or other designees or marketing licensees of Disney who will thereby become sublicensors hereunder and shall succeed to certain of our rights and duties hereunder (hereinafter The Walt Disney Company Licensing (Europe, Middle EASt & Africa) S.A., and such other sublicensors shall be collectively referred to as "we", "us" or "our").

NOW, THEREFORE, it is mutually agreed between you and us as follows:

1. MEANING OF TERMS As used in this Agreement:

     a. "Licensed Material" means the representations of the following characters:
     Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Suck, Goofy,
Pluto, only used in association with sport themes for the "Mickey
Unlimited" brand.





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and designated still scenes from the motion pictures identified in
Subparagraph 1(b) hereafter.

     b. "Trademarks" means "Walt Disney", "Disney", the representations of Licensed Material included in Subparagraph 1(a) above, and the logo(s) of the following motion pictures, television series and/or branded programs in which Licensed Material appears:

                        MICKEY UNLIMITED

     c. "Articles" means the following items on or in connection with which the Licensed Material and/or the Trademarks are reproduced or used:

Sportbags, Sport backpacks, Sport wallets, Sport tote bags, Sport waistpacks all to be made of 70D Nylon minimum with PVC backing or 600D Polyester minimum with PVC backing.

     d. "Minimum Per Article Royalty" means the following sum for each Article sold:

Backpacks:     0.70 US$
Waistpacks:    0.35 US$
Sportbags:     0.65 US$
Wallets:       0.25 US$
Tote Bags:     0.80 US$

     e. "Principal Term" means the period commencing October 1, 1996 and ending May 31, 1998.

     f. "Territory" means Austria, Germany, Switzerland, Belgium, The Netherlands, Denmark, Finland, Iceland, Norway, Sweden, Spain, Portugal, France, United Kingdom, Ireland, Italy.
If the Territory includes a country within the European Economic Area you may export Articles to other countries within the European Economic Area which are not included in the Territory provided you give us prior written notice of the countries involved. You may not export Articles outside the European Economic Area unless such Articles are destined for ultimate delivery in the Territory or in the European Economic Area and may not sell or otherwise distribute any of the Articles to any party if you know, or in the exercise of prudent business judgment should know, that such sale(s) ultimately with result in the exporting of Articles outside of the European Economic Area. Except as specifically provided herein, you shall not export Articles outside the Territory without prior written consent.







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     g. "Royalties" means a copyright royalty in an amount equal to the greater of:

          (i) Twelve percent (12%) of your Net Invoiced Billings for Articles sold C.I.F. a location in the Territory or in the European Economic Area ("In Sales") or, if Articles are sold to a customer in the Territory or in the European Economic Area F.O.B.
a shipping point outside the Territory or the European Economic Area for importation by the customer into the Territory ("Out Sales"), Seventeen percent (17%) of your Net Invoiced Billings for such Articles. All sales of Articles shipped to a customer outside the Territory and outside the European Economic Area pursuant to a distribution permission shall bear a Royalty at the rate for Out Sales; or

          (ii) the Minimum Per Article Royalty, if any has been specified in Subparagraph 1 (d) above.

"Net Invoiced Billing" shall mean actual invoiced billings (ie sales quantity multiplied by the selling price) for Articles sold less volume discounts and other customary discounts separately identified by Article on the sales invoices. Customary discounts shall not include cash discounts granted as terms of payments early payment discounts, year end rebates and allowances or discounts relating to advertising. Royalties are not due or invoiced charges for transportation of Articles with the Territory, value added taxes and taxes on the sale of Articles which are separately identified on the sales invoices and have actually been paid. No costs incurred in manufacturing, importing, selling or advertising the Articles shall be deductible from the actual invoiced billings for Articles sold, nor shall any deduction be taken for freight costs included in the selling price or for uncollectible accounts. No royalties are payable for the mere manufacture of Articles.

You agree that you will advise us, in writing, prior to selling Articles to any person or entity which is a parent, affiliate, subsidiary, joint venturer or partner of yours or to any entity which is directly or indirectly controlled by you or under common control with you (collectively referred to as ("affiliated entities"). For purposes of this Agreement, an entity shall be deemed to be controlled by you if you are the actual or beneficial owner of 20% or more of the voting corporate or partnership shares. If you are a corporation with fewer than 20 shareholders, an entity will also be deemed to be controlled by you if, in the aggregate, 20% or more of the voting corporate or partnership shares of such entity are owned or controlled by relatives, attorneys, or other agents of yours or any of your shareholders. Royalties paid to us on sales of Articles to your affiliated entities shall not be less than the Royalties paid to us on sales of such Articles to non-





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affiliated entities, regardless of the Net Invoiced Billing amount charged by you to such affiliated entities. Further, if such affiliated entity is a reseller of the Articles, the sale to such affiliated entity shall be counted as a sale for Royalty calculation purposes but rather, the relevant sale for Royalty calculation purposes shall be that of such affiliated entity to its customers.

     h. "Royalty Payment Period" means each calendar quarter period during the Principal Term and during any other term, provided that the last Royalty Payment Period of the Principal Term covers the period from April 1, 1998 through May 31, 1998.

     i. "Advance" means the following sum(s) payable by the following date(s) as an advance on Royalties to accrue in the following period(s).

     US$ 10,000 for the period from January 1, 1997 through May 31, 1998; payable upon signature of the agreement.

Royalties generated by sales outside the Territory but within the European Economic Area, outside the European Economic Area, or made pursuant to a distribution permission may not be applied against the Advance.

     j. "Guarantee" means the following sum(s) which you guarantee to pay as minimum Royalties on your cumulative sales in the Territory in the following period(s):

US$ 207,500 for the period January 1, 1997 through May 31, 1998 to be allocated as follows:

Country(ies)
Austria                       10,000
Belgium                        7,000
Denmark                        7,500
Finland                        7,500
France                        30,000
Germany                       30,000
The Netherlands               20,000
Iceland                          500
Ireland                        3,500
Italy                         25,000
Norway                         2,500
Portugal                       2,500
Spain                         20,000
Sweden                        15,000
Switzland                      2,500
United Kingdom                24,000

Total in US$                 207,500

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Such Guarantee shall apply to each country or group of countries as applicable, as separate accounts, and shall not be cross-collateralized between and among countries or groups of countries.

     k. "Samples" means ten (10) free copies from the first production run of each supplier of each Article.

     l. "Promotion Commitment" means the following sum(s) which you agree to spend during the following period(s) in the following way(s):

     A minimum of 3% (three percent) of your Net Invoiced Billings as defined in paragraph 1(g) during the Principal Term to advertise the Articles. Such sum will be spent in trade show, catalogues and in other ways as we may determine in our sole discretion from time to time.

     m. "Marketing Date" means the following date(s) by which the following Article(s) shall be available for purchase and immediate delivery:
                          June 1, 1997

     n. "Laws" means any and all applicable laws, rules, regulations, voluntary industry standards, association laws, codes or other obligations pertaining to any of your activities under this Agreement, including but not limited to those applicable to the manufacture, pricing, sale and/or distribution of the Articles.

2.  RIGHTS GRANTED

     a. In consideration for your promise to pay and actual payment to us of all Royalties, Advances and Guarantees specified herein, during the Principal Term and any extension thereof, we grant you the nonexclusive right under Disney's various copyrights and Trademarks in the Territory, to reproduce the Licensed Material only on or in connection with the Articles, to use the Trademarks, but only such Trademarks and uses thereof as may be approved when the Articles are approved and only on or in connection with the Articles, and to manufacture, distribute for sale and sell (other than by direct marketing methods, including but not limited to direct mail and door-to-door solicitation) the Articles. You will sell the Articles only to retailers for resale to the public in the Territory or to wholesalers for resale to such retailers; provided however that you may not sell the Articles to retailers that sell the Articles on a duty-free basis nor may you sell the Articles to wholesalers for







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resale to such retailers, unless such retailer or wholesaler has a then-current license agreement with us or an affiliate of ours permitting it to make such duty-free sales.

     b. Unless we consent in writing, you shall not sell or otherwise provide Articles for use as premiums (including those in purchase-with-purchase promotions), promotions, give-aways, fund-raisers or entries in sweepstakes or to customers for resale by direct mail or other direct marketing methods, or to customers for inclusion in another product. However, nothing contained herein shall preclude you from soliciting orders by mail from wholesalers or retail outlets nor from selling to retailers which sell predominantly at retail, but which include the Articles in their mail order catalogs or otherwise sell Articles by direct marketing methods as well as at retail. If you wish to sell the Articles to other customers for resale through mail order catalogs, you must obtain written consent in each instance.

     c. Nothing contained herein shall preclude you from selling
Articles to us, Disney or to any subsidiary of ours or Disney's subject to the payment to us of Royalties on such sales.

     d. We further grant you the right to reproduce the Licensed Material and to use the Trademarks only within the Territory and,if the Territory includes a country in the European Economic Area, the European Economic Area, on containers, packaging, display material and in advertising for the Articles.

     e. Nothing contained in this Agreement shall be deemed to imply any restriction on your freedom and that of your customers to sell the Articles at such prices as you or they shall determine.

     f. You recognize and acknowledge the vital importance to us of the characters and other proprietary material we own and create and the association of the Disney name with them. In order to prevent the denigration of products bearing the Licensed Material and/or the Trademarks and the value of their association with the Disney name, and in order to ensure the dedication of your best efforts to preserve and maintain that value, you agree that during the Principal Term and any extension hereof, you will not manufacture or distribute any merchandise embodying or bearing any artwork or other representation which we determine, in our reasonable discretion, is confusingly similar to the Disney characters or other proprietary material.

3. ADVANCE

     a. You agree to pay us in full the nonrefundable Advance plus value-added taxes or other applicable taxes thereon, if any, which shall be



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on account of Royalties earned and payable only during the
Principal Term and only with respect to sales in the Territory; provided, however, that if any part of the Advance is specified hereinabove as applying to any period less than the Principal Term, such part shall be on account of Royalties to accrue during such lesser period only. If Royalties earned during any period are less than the Advance shall be refunded to your.

     b. Royalties accruing any sell-off period or extension of the Principal Term shall not be offset against the Advance unless otherwise agreed in writing. Royalties accruing during any extension of the Principal Term or any other term shall be offset only against an advance paid with respect to such extended term.

     c. In no event shall Royalties accruing by reason of any sales to us or a subsidiary of ours or by reason of sales outside the Territory pursuant to a distribution permission be offset against the Advance or any subsequent advance.

     d. Notwithstanding anything hereinabove to the contrary, upon your breach of this Agreement (which breach is not cured in the period specified in Subparagraph 28(a) hereof) you agree that nay and all Advances due hereunder shall become immediately due and payable, regardless of whether we also exercise our right hereunder to terminate this Agreement because of such breach.

4. GUARANTEE

     a. With your statement for each Royalty Payment Period ending on a date indicated in Subparagraph l(j) hereof defining "Guarantee," you shall pay us the amount, if any, by which cumulative Royalties paid with respect to sales in the Territory during any period or periods covered by the Guarantee provision or any Guarantee provision contained in any agreement extending the term hereof, fall short of the amount of the Guarantee for such period.

     b. Advances applicable to Royalties due on sales in the period to which the Guarantee relates apply towards meeting the Guarantee.

     c. In no event shall Royalties paid with respect to sales to us or to any subsidiary or affiliate of ours or with respect to sales outside the Territory or outside the European Economic Area pursuant to a distribution permission apply towards meeting the Guarantee or any subsequent guarantee.

     d. Notwithstanding anything hereinabove to the contrary, upon your breach of this Agreement (which breach is not cured in the period specified in Subparagraph 28(a) hereof) you agree that any and all



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Guarantees due hereunder shall become immediately due and payable, regardless of whether we also exercise our rights hereunder to terminate this Agreement because of such breach.

5. PRE-PRODUCTION APPROVALS

     a. As early as possible and in any case before commercial production of any Article you shall submit to us for our review and written approval (to utilize such materials in preparing a pre-production sample) all concepts, all preliminary and proposed final artwork and all three-dimensional models which are to appear on or in the Article. Thereafter, you shall submit to us for our written approval a pre-production sample of each Article. We shall endeavor to respond to such requests within a reasonable time, but such approvals should be sought as early as possible in case of delays. In addition to the foregoing, as early as possible, and in any case no later than sixty (60) days following written conceptual approval, you shall supply to us for our use for internal purposes, a mock-up, prototype or pre-production sample of each style of each Article on or in connection with which the Licensed Material is used. You acknowledge that we may not approve concepts or artwork near the end of the Principal Term.

     b. Approval or disapproval shall lie solely in our discretion, and any Article not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold. If any unapproved Article is sold, we may, together with other remedies available to us (including but not limited to immediate termination of this Agreement), by written notice require such Article to be immediately withdrawn from the market. Any modification of an Article, including but not limited to, change of materials, colors, design or size of the representation of Licensed Material must be submitted in advance for our written approval as if it were a new Article. Approval of an Article which uses particular artwork does not imply approval has been taken from a Disney publication or a previously approved Article does not mean that its use will necessarily be approved in connection with an Article licensed hereunder.

     c. If you submit for approval artwork from an article or book manufactured or published by another licensee of ours or Disney's of any subsidiary of ours or Disney's, you must advise us in writing of the source of such artwork. If you fail to do so, any approval which we may give for use by you of such artwork may be withdrawn by giving you written notice thereof, and you may be required by us not to sell Articles using such artwork.







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     d. Notwithstanding the above, as we rely primarily on you for the consistent quality and safety of the Articles and their compliance with applicable laws and standards, we will not unreasonably object to any change in the design of an Article or in the materials used in the manufacture of the Article or in the process of manufacturing the Articles which you advise us in writing is intended to make the Article safer or more durable.

     e. If we have supplied you with forms for use in applying for approval of artwork, models, pre-production and production samples of Articles, you shall use such forms when submitting anything for our approval.

6. APPROVAL OF PRODUCTION SAMPLES

     a. Before shipping an Article to any customer, you agree to furnish to us, for our approval of all aspects of the Article in question, from the first production run of each supplier of each of the Articles the number of Samples, with packaging, set forth in Subparagraph 1(k) which shall conform to the approved artwork, three-dimensional models and pre-production sample. Approval or disapproval of the artwork as it appears on the Article as well as of the quality of the Article shall lie in our sole discretion and may inter alia be based on unacceptable quality of the artwork or of the Article as manufactured. Any Article not so approved shall be deemed unlicensed, shall not be sold and unless otherwise agreed by us in writing, shall be destroyed. Such destruction shall be attested to in a certificate signed by an officer of yours. Production samples of Articles for which we have approved a pre-production sample shall be deemed approved, unless with 20 days of our receipt of such production sample we notify you to the contrary.

     b. You agree to make available at no charge such additional samples of each Article as we may from time to time reasonably request for the purpose of comparison with earlier samples or to test for compliance with applicable laws, regulations and standards, to maintain consistent quality and to permit us upon reasonable request to inspect your manufacturing operations and testing records (and those of your suppliers) for the Articles.

     c. It is specifically understood that we may disapprove an Article or a production run of an Article because the quality is unacceptable to us, and, accordingly, we recommend that you submit production samples to us for approval before committing to a large original production run or to purchase a large shipment from a new supplier.






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     d. No modification of an approved production sample shall be made without our further prior written approval. Articles being sold must confirm in all respects to the approved production sample. It is understood that if in our reasonable judgement the quality of an Article originally approved has deteriorated in later production runs, or if the Article has otherwise been altered, we may, in addition to other remedies available to us, by written notice require such Article to be immediately withdrawn from the market.

     e. The rights granted hereunder do not permit the sale of "seconds" or "irregulars". All Articles not meeting the standard of approved samples shall be destroyed or all Licensed Material and Trademarks shall be removed or obliterated therefrom.

     f. Notwithstanding the above, as we rely primarily on you for the consistent quality and safety of the Articles and their compliance with applicable laws and standards, we will not unreasonably object to any change in the design of an Article or in the materials used in the manufacture of the Article or in the process of manufacturing the Articles which you advise us in writing is intended to make the Article safer or more durable.

     g. We shall have the right, by written notice to you, to require modification of any Article approved by us under any pervious agreement between us pertaining to the Licensed Material. Likewise, if the Principal Term of this Agreement is extended by you mutual agreement, we shall have the right, by written notice to you, to require modification of any Article approved by us under this Agreement. It is understood that there is no obligation upon either party to extend the Agreement.

h. If we so notify you of a required modifications under Subparagraph 6(g) with respect to a particular Article, such notification shall advise you of the nature of the changes required and you shall not accept any order for any such Article until the Article has been resubmitted to us with such changes and you have received our written approval of the Article as modified. However, you may continue to distribute your inventory of the previously approved Articles until such inventory is exhausted (unless such Articles are dangerously defective, as determined by us.)

     i. You shall take professional quality photographic slides of each Article approved hereunder and shall provide us with (2) two copies of each such slide within 30 days of the first production run of each respective Article. Each such slide shall bear the relevant style number of the Article shown. You also shall prepare and supply us with copies of a photobook containing photos of all such items for each complete collection.




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7. APPROVAL OF PACKAGING, PROMOTIONAL MATERIAL AND ADVERTISING

     a. All containers, packaging, display material, promotional material catalogs and advertising, including but not limited to television advertising and press releases, for Articles must be submitted to us for our written approval before use. To avoid unnecessary expense if changes are required, our approval thereof should be procured when such is still in rough or storyboard format. We shall endeavor to respond to requests for approval within a reasonable time. Approval or disapproval shall lie in our sole discretion, and the use of unapproved containers, packaging, display material, promotional material, catalogs or advertising is prohibited. Whenever you shall prepare catalog sheets or other printed matter containing illustrations of Articles, you will furnish to us five (5) copies therof when they are published.

     b. If we have supplied you with forms for use in applying for any such approvals, you shall use such forms when submitting anything for our approval.

8.  ARTWORK

Within 15 days of receiving our invoice,you shall pay us for artwork done at your request by us or Disney or third parties under contract to us or Disney in the development and creation of Articles, display, packaging or promotional material (including any artwork which in our opinion is necessary to modify artwork initially prepared by you and submitted to us for approval) at our or Disney's then prevailing commercial art rates. Estimates of artwork charges are available upon request. While you are not obligated to use our or Disney's in house creative services, you are encouraged to do so in order to minimize delays which may occur if outside artists do renditions of Licensed Material which we cannot approve and to maximize the attractiveness of the Articles.

9. PRINT, RADIO OR TV ADVERTISING

You shall obtain all consents and approvals necessary in connection with print, radio or television advertising, if any, for the Articles which we may authorize. Such authorization shall be exercised within our sole discretion, including without limitation for reasons of overexposure of the Licensed Material. We shall have the right to prohibit you from advertising the Articles by means of television and/or billboards. You represent and warrant that all advertising and promotional materials shall comply with all applicable laws and regulations. Our approval of copy or storyboards for such advertising will not imply a representation or belief by us that such copy or storyboards are sufficient to meet any applicable code, standard,




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or other obligation.  This Agreement does not grant you any rights to use the Licensed Material in animation.

10. LICENSEE NAME AND ADDRESS ON ARTICLES

     a. Your name (or a trademark of yours which you have advised us in writing that you are using) your address (at least city and country) and the country of manufacture (if different from your address) will appear on permanently affixed labeling on each Article or, if the Article is sold to the public in packaging or container, printed on such packaging or container so that the public can identify the supplier of the Article. On soft goods "permanently affixed" shall mean sewn on.

     b. You shall advise us in writing of all trade names or trademarks you are using on Articles if such names or marks differ from your corporate name as indicated herein.

11. COMPLIANCE WITH APPROVED SAMPLES AND APPLICABLE LAWS AND
STANDARDS

     a. Each article and component thereof distributed hereunder shall be of good quality and free of defects in design, materials and workmanship, and shall comply with all applicable Laws, and such specifications, if any, as may have been specified in connection with this Agreement, and shall conform to the sample thereof approved by us.

     b. Without limiting the foregoing, you covenant on behalf of your own company, and on behalf of all of your third-party manufacturers and suppliers (collectively, "Manufactures"), as follows:

          (i) You and the Manufacturers agree not to use child labor in the manufacturing, packaging, or distribution of the Articles. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any child younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of the Articles.














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          (ii) You and the Manufacturers agree to provide employees
with a safe and healthy workplace in compliance with all applicable Laws. You and the Manufacturers agree to provide us with all information we may request about manufacturing, packaging and distribution facilities for the Articles.

          (iii) You and the Manufacturers agree only to employ persons whose presence is voluntary. You and the Manufacturers agree not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

          (iv) You and the Manufacturers agree to comply with all applicable wage and hour Laws, including minimum wage, overtime, and maximum hours. You and the Manufacturers agree to utilize fair employment practices as defined by applicable Laws.

          (v) You and the Manufacturers agree not to discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference, or gender.

          (vi) You and the Manufacturers agree to comply with all applicable environmental Laws.

          (vii) You and the Manufacturers agree to comply with all applicable Laws pertaining to the manufacture, pricing, sale and distribution of the Articles.

          (viii) You and the Manufacturers agree that we may engage in activities such as unannounced on-site inspections of manufacturing, packaging and distribution facilities in order to monitor compliance with applicable Laws.

     c. Both before and after you put Articles on the market, you shall follow reasonable and proper procedures for testing that Articles comply with all applicable Laws, and shall permit our designees to inspect testing, manufacturing and quality control records and procedures and to test the Articles for compliance.
You agree to promptly reimburse us for the reasonable costs of such testing. You shall also give due consideration to any recommendations by us that Articles exceed the requirements of applicable Laws. Articles not manufactured, packaged or distributed in accordance with applicable Laws shall be deemed unapproved, even if previously approved by us, and shall not be shipped unless and until they have been brought into full compliance therewith.






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12. DISNEY OWNERSHIP OF ALL RIGHTS IN LICENSED MATERIAL

You acknowledge that the copyrights and all other proprietary rights in and to Licensed Material are exclusively owned by and reserved to Disney. You shall neither acquire nor assert copyright ownership or any other proprietary rights in Licensed Material or in any derivation, adaptation, variation or name thereof. Without limiting the foregoing, you hereby assign to Disney all your worldwide right, title and interest in the Licensed Material and in any material objects consisting of or incorporating drawings, paintings, animation cels, or sculptures of the Licensed Material, or other derivations, adaptations, compilations, collective works, variations or names of Licensed Material heretofore or hereafter created by or for you or any parent, subsidiary, affiliate, joint venturer or partner of yours. All such new materials shall be included in the definition of "Licensed Material" under this Agreement. You acknowledge that said assignment includes, without limitation, the right on Disney's part to license such material outside the Territory during the term of this Agreement and anywhere thereafter and to demand delivery of such materials (delivery costs to be borne by us) when they are no longer needed by you for the manufacture, sale or promotion of the Articles. If any third party makes or has made any contribution to the creation of any new materials which are included in the definition of Licensed Material under this Paragraph, you agree to obtain from such party a full assignment of rights so that the foregoing assignment by you shall vest full rights to such new materials in Disney. The obtaining of such assignment forthwith upon the creation of new materials is an essential term of this Agreement. The foregoing assignment to us of material objects shall not include that portion of your displays, catalogs or promotional material not containing Licensed Material or the physical items constituting the Articles, unless such items are in the shape of the Licensed Material.

13. COPYRIGHT NOTICE

As a condition to the grant of rights hereunder, each Article and any other matter containing Licensed Material shall bear a properly located permanently affixed copyright notice in our name(e,g, "Disney") or such other notice as we may notify to you in writing. You will comply with such instructions as to form, location and content of the notice as we or Disney may give from time to time. You will not, without our prior written consent, affix to any Article or any other matter containing Licensed Material a copyright notice in any other name. If through inadvertence or otherwise a copyright notice on any Article or other such matter should appear in your name or the name of a third party, you hereby agree to assign to Disney the copyright represented by any such copyright notice in your name and, upon request, cause the execution and delivery to us of whatever documents are necessary to convey to Disney that copyright represented by any such copyright notice in another party's name. If by inadvertence a proper
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copyright notice in Disney's name is omitted from any Article or other matter containing Licensed Material, you agree at your expense to use all reasonable efforts to correct the omission on all such Articles or other matter in process of manufacture or in distribution. You agree to advise us promptly and in writing of the steps being taken to correct any such omission and to make the corrections on existing Articles which can be located.

14. NON-ASSOCIATION OF OTHER FANCIFUL CHARACTERS WITH LICENSED
MATERIAL
 To preserve Disney's identification with its characters and to avoid confusion of the public, you agree not to associate other characters (other than such as constitute a trademark of yours) or licensed properties with the Licensed Material or the Trademarks either on the Articles or in their packaging or, without our written permission, on advertising, promotional or display materials.

15. ACTIVE MARKETING OF ARTICLES

You agree to manufacture (or have manufactured for you) and offer for sale all the Articles and to exercise the rights granted herein. You agree that not later than by the Marketing Date applicable to a particular Article or, in the absence of such a date being specified in Subparagraph 1(m), by six (6) months from the commencement of the Principal Term, shipments to customers of Articles will have taken place and that Articles shall be available for purchase and prompt delivery to customers. In any case in which such sales have not taken place or when the Article is not then and thereafter available for purchase by the public, we may either invoke our remedies under Paragraph 28, or withdraw such Article from the list of Articles licensed in this Agreement without obligation to you other than to give you written notice thereof.

16. PROMOTION COMMITMENT

You agree to carry out the Promotion Commitment, if any, as defined in Subparagraph 1(1). Concurrently with your submitting to us a statement following each Royalty Payment Period as specified herein, you also shall provide us with a statement describing the funds spent as required in this paragraph and a description of the manner in which such funds were spent, all in such detail as we may specify from time to time.

17 TRADEMARK RIGHTS AND OBLIGATIONS

     a. All uses of the Trademarks by you hereunder shall inure to Disney's benefit. You acknowledge that Disney is the exclusive owner of all the Trademarks and of any trademark incorporating all or any part of a Trademark or any Licensed Material and the trademark rights created by such uses. Without limiting the foregoing, you hereby assign to Disney all the Trademarks and any Licensed Material and the trademark rights created by such uses together with the goodwill attaching to that part of the business in connection with which such Trademarks or trademarks are used. You agree to execute and deliver to Disney such documents as Disney may require to register you as a registered user or permitted user of the Trademarks or such trademarks and to follow Disney's or our instructions for proper use thereof in order that protection and/or registrations for the Trademarks and such trademarks may be obtained or maintained. We acknowledge that you retain all rights of ownership in and to your trademarks, trade names, trade dress and all other indicia used on or in association with the Articles that do not incorporate Disney related elements.

     b. You agree not to use any Licensed Material or Trademarks or any trademark incorporating all or any part of a Trademark or any Licensed Material on any business sign, business cards, stationary or forms (except as licensed herein) or to use any Licensed Material or Trademark as the name of your business or any division thereof, unless otherwise agreed by Disney in writing.

     c. Nothing contained herein shall prohibit you from using your own trademarks on the Articles or your copyright notice on the Articles when the Articles contain independent material which is your property. Further, nothing contained herein is intended to give us any rights to, and we shall not use, any trademark, copyright or patent used by you in connection with the Articles which is not derived or adapted from Licensed Trademarks or other material owned by us.

18. REGISTRATIONS

Except with Disney's written consent, neither you, your parent or any subsidiary, affiliate, joint venturer or partner of yours will register or attempt in any country to register copyrights in, or register as a trademark, service mark, design patent or industrial design, or business designation,any of the Licensed Material, Trademarks or derivations or adaptions any of the Licensed Material, Trademarks or derivations or adaptions thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by us or Disney or any subsidiary of ours or Disney's. In the event of breach of the foregoing, you agree, at your expense and at our request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to Disney such assignments and other documents as Disney may require to transfer to Disney all rights to the registrations, patents or applications involved.

19. UNLICENSED USE OF LICENSED MATERIALS

     a. You agree that you will not use the Licensed Material or the Trademarks or any other material the copyright to which is owned by Disney in any way other than as herein authorized (or as is authorized in such other written contract signed by both of us as may be in effect between us). In addition to any other remedy we may have, you agree that the profits from any use thereof on products other than the Articles (unless authorized by us in writing), and all Disney's without written authorization, shall be payable to us.

     b. You agree to give us prompt written notice of any unlicensed use by third parties of Licensed Material or Trademarks and that you will not, without written consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Material or Trademarks. You agree to cooperate with us, and, if necessary, to be named by us as a sole complaint or co-complainant in any action against an infringer of the Licensed Material or Trademarks and you agree to pay to us all or any part of damages or other monetary relief recovered in such action other than for reasonable expenses incurred at our request.

20. STATEMENTS AND PAYMENTS OF ROYALTIES

     a. (i) You agree to furnish to us by the 15th day after each Royalty Payment Period a full and accurate statement showing by Article, with stock number or other item description, the Royalties payable, quantities, country of sale, Net Invoiced Billings and applicable Royalty rate(s) of Article invoiced during the preceding Royalty Payment Period reported in the currency invoiced to customers and the quantities and invoice value of defective Articles returned for credit or refund in such period. A statement is due even if no sales occurred during the period covered by the statement. We then shall submit to you an invoice for all Royalties due on Billings shown by such statements, plus value added taxes, if any, and other applicable taxes due thereon ("Royalty invoice"). You agree to pay us all amounts indicated on such Royalty invoices on or by the earlier of thirty
(30) days after the end of the Royalty Payment Period, or the fifteenth (15th) day after we send such invoice to you. You shall bear any costs associated with the transfer of such payments to us. To the extent that any Royalties are not paid, you authorize us to offset Royalties due against any sums which we or any affiliate of out may owe to you or any parent or subsidiary or affiliate of yours. No deduction or withholding from Royalties payable to us shall be made by reason of any tax. Any applicable tax on the manufacture, distribution and sale of the Article shall be borne by you.

          (ii) If you fail to furnish to us a royalty statement i such detail and by such day as required hereunder, we may nevertheless submit a Royalty invoice to you, prepared based on the average amount invoiced during the immediately preceding three periods, together with interest thereon, the amount of which invoice shall be immediately payable. We will make any necessary adjustments to such invoice amount on the Royalty invoice next prepared after we receive accurate reporting information from you. Our submission of a Royalty invoice to you due to your failure to timely furnish the statement required hereunder, shall not constitute a waiver on our part of your breach of your reporting obligations.

     b. If we at any time so request, your statements shall be made on statement forms which we provide or in a form as we require (including for example, electronic transmission). Should any investment to implement electronic reporting be required, such investment shall be borne entirely by you. You will fully comply with the instructions supplied by us for completing such forms or adhering to any such format. Apparel Articles shall be reported separately by size range (e.g. "boys'", "girls'"," men's", etc.) Your statements shall identify for each Article the character or other Licensed Material used on each such Article.

     c. Your statement shall with respect to all Articles report separately:
          (i) In Sales;

          (ii) Out Sales;

          (iii) sales of Articles outside the Territory pursuant to a distribution permission (indicating the country involved);

          (iv) your sales of Articles as a supplier to any of our licensees and the licensees of any of our affiliates for the Articles (which sales shall not generate Royalties payable to us so long as such licensees are reselling the Articles and Paying us royalties on such resales);

          (v) sales of Articles to us, Disney or any subsidiary of ours or Disney's; and

          (vi) sales of Articles under any brand or program identified in Subparagraph 1(b).

     d. Sales of items licensed under contracts with us other than this Agreement shall not be reported on the same statement as sales of Articles under this Agreement.

     e. Your statements and payments shall be delivered to us at the address indicated on page 1 of this Agreement and/or to any entity designated by us as a sublicensor of our rights hereunder, at the address indicated on any notice of sublicense we may deliver to you.

21. ARTICLES RETURNED FOR CREDIT OR REFUND

Royalties reported on sales of defective Articles which have been returned to you for credit or refund and on which a refund has been made or credit memo issued may be credited against Royalties due. The credit shall be taken in the Royalty Payment Period in which the refund is given or credit memo issued. Unused credits may be carried forward, but in no event shall you be entitled to a refund of Royalties.

22. INTEREST

Royalties, Advances or Guarantees received after the date due shall bear interest at the rate of fifteen (15%) per annum from the date due (or maximum permissible by law if less than (15%).

23. AUDITS AND MAINTENANCE RECORDS

You agree to keep and preserve during the term of this Agreement and for at least two years after the expiration of this Agreement accurate records of all transactions relating to this Agreement including shipments to you of Articles and components thereof, inventory records, records of sales and shipments by you and records of returns, and that we, or our representatives, shall have the right from time to time, during normal business hours, but only for the purpose of confirming your performance hereunder, to examine and make extracts from all such records, including the general ledger, all invoices (whether or not they relate to the Articles) and any other records which we reasonably deem appropriate to verify the accuracy of your statements or your performance hereunder, including records of your parent, subsidiary and affiliate companies if they are involved in activities that are the subject of this Agreement. In particular your invoices shall identify the Articles separately from goods which are not licensed hereunder. If in an audit of your records it is determined that there is a shortfall in Royalties reported for any Royalty Payment Period you shall, upon request by us, pay such shortfall and, if the shortfall is 5% or more in Royalties reported for such period, you also shall reimburse us for the full out-of-pocket costs of the audit, including the costs of employee auditors calculated at US$150 per hour per person for travel time during normal working hours and actual working time. The obligation to maintain records and to grant us and our resprsentatives access to such records shall survive the expiration or earlier termination of this Agreement.

24. MANUFACTURE OF ARTICLES BY THIRD PARTY MANUFACTURERS

     a. If you at any time desire to have Articles or components thereof containing Licensed Material manufactured by a third party, you must, as a condition to the continuation of this Agreement, notify us of the name and address of such manufacturer and the Articles or components involved and obtain our prior written permission to do so. If we are prepared to grant permission, we willdo so if:

          (i) you and each of your manufacturers and any submanufacturers sign a Consent/Manufacturer's Agreement in the form attached hereto; and

          (ii) we receive suvh agteements properly signed.

     b. Your purchase of Articles from a third party manufacturer without such agreements as are required hereunder being signed and delivered to us shall be a violation of this Agreement. It is not our policy to reveal the names of your suppliers to third parties or to any division of ours involved with buying products except a may be necessary to enforce our contract rights or protect out trademarks and copyrights.

     c. If any such manufacturer utilizes Licensed Material or Trademarks for any unauthorized purpose, you shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of your not having supplied the above mentioned agreements to us or not having given us the name of any penalty, loss, damage or expense, you will fully compensate us for any cost or loss we sustain.

25.  INDEMNITY

     a. You shall indemnify us and Disney and our their related companies during and after the term hereof against all claims, liabilities (including settlements entered into in good faith with your consent, not to be unreasonably withheld) and expenses (including reasonable legal fees) arising out of your activities hereunder or out of any defect (whether obvious or hidden and whether or not present in any sample approved by us) in any Article or arising from personal injury, property damage, or any infringement of any rights of any other person by the manufacture, sale, possession or use of Articles or their failure to comply with applicable laws, regulations and standards. The parties indemnified hereunder shall include Disney Enterprises, Inc. and its parent, subsidiaries and their officers, directors, employees and agents. This agreement to indemnify shall survive the expiration or earlier termination of this Agreement. The indemnity shall not apply to any claim or liability relating to any infringement of the copyright of a third party caused by your utilization of the Licensed Material and the Trademarks in accordance with provisions hereof.

     b. We shall indemnify you during and after the term hereof against all claims, liabilities (including settlements entered into in good faith with our consent, not to be unreasonably withheld) and expenses (including reasonable legal fees) arising out of any claim that your use of any representation of the Licensed Material or the Trademarks approved in accordance with the provisions of this agreement infringes the copyright of any third party or infringes any right granted by us or Disney to such third party. You shall not, however, be entitled to recover for lost profits.

     c. Additionally, if by reason of any claims referred to in Subparagraph 25(b) you are precluded from selling any stock of Articles or utilizing any materials in your possession or which come into your possession by reason of any required recall, we shall be obligated to purchase such Articles and materials from you at their out-of-pocket cost to you, excluding overhead, but we shall have no other responsibility or liability with respect to such Articles or materials.

     d. No warranty or indemnity is given with respect to any liability or expense arising from any claim that use of the Licensed Material or the Trademarks on or in connection with the Articles hereunder or any packaging, advertising or promotional material infringes on any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired party other than rights acquired from Disney. It is expressly agreed that it is your responsibility to carry out such investigations as you may deem appropriate to establish that Articles, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Material and the Trademarks therewith, do not infringe such right of any third party, and neither we nor Disney shall be liable to you if such infringement occurs.

     e. You an we agree to give each other prompt written notice of any claim or suit which may arise under the indemnity provisions set forth above. Without limiting the foregoing, you agree to give us written notice of any product liability claim made with respect to any Article within seven (7) days of your receipt of the claim.

26. INSURANCE

You shall maintain at your cost in full force and effect at all times while this Agreement is in effect and for three years thereafter commercial general liability insurance, including contractual and products liability coverage waiving subrogation with limits of no less than the equivalent of ten million French Francs (FF10,000,000) per occurrence and naming as additional insured those indemnified in Paragraph 25 hereof. You shall deliver to us a certificate or certificates of insurance evidencing satisfactory coverage and indicating that we shall receive written notification of cancellation, non-renewal or of any material change in coverage at least 30 days prior to the effective date thereof. Compliance herewith in no way limits your indemnity obligations, except to the extent that your insurance company actually pays us amounts which you would otherwise be obligated to pay us.

27. WITHDRAWAL OF LICENSED MATERIAL

You agree that we may, without obligation to you other than to give you written notice thereof, withdraw from the scope of this Agreement any Licensed Material which by the Marketing Date or, in the absence of such a date being specified in Subparagraph 1(m), by six(6) months from the commencement of the Principal Term, is not being used on or in connection with Articles. We may also withdraw any Licensed Material or Articles the use or sale of which under this Agreement would infringe or reasonably be claimed to infringe the rights, other than rights granted by us, of a third party, in which case our obligations to you shall be limited to the purchase at cost of Articles and other materials utilizing such withdrawn Licensed Material which cannot be sold or used.

28.  TERMINATION

Without prejudice to any other right or remedy available to us:

     a. If you fail to manufacture, sell and distribute the Articles or to furnish statements or to pay Royalty invoices as herein provided, or if you breach the terms of this Agreement, and if any such failure is not corrected within 15 days after we send you written notice thereof (or, in the event of a breach which cannot be corrected within 15 days, if you fail to commence such correction within 15 days and thereafter diligently prosecute it to completion), we shall have the right at any time to terminate this Agreement by giving you written notice thereof.

     b. We shall have the right at any time to terminate this Agreement by giving you written notice thereof:

          (i) if you deliver to any customer without our written authorization merchandise containing representations of Licensed Material or other material the copyright or other proprietary rights to which are owned by Disney other than Articles listed herein and approved in accordance with the provisions hereof; or

          (ii) if you deliver Articles outside the European Economic Area or knowingly sell Articles to a third party for delivery outside the European Economic Area (except when such Articles are destined for immediate re-importation into the European Economic Area), unless pursuant to a written distribution permission or separate written license agreement with us or any affiliate of ours;

          (iii) if a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which we have previously given you written notice;

          (iv) if you breach any material term of any other license agreement between us, and we terminate such agreement for cause;

          (v) if you make any assignment for benefit of creditors, or file a petition in bankruptcy, or are adjudged bankrupt, or become insolvent, or are placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term; and/or

          (vi) if you are not permitted or are unable to operate your business in the usual manner, or are not permitted or are unable to provide us with assurance satisfactory to us that you will so operate your business, as debtor in possession or its equivalent, or are not permitted, or are unable to otherwise meet your obligations under this Agreement or to provide us with assurance satisfactory to us that you will meet such obligations.

29. RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

Upon the expiration or termination of this Agreement all rights herein granted to you shall revert to us, and we shall be entitled to retain as our property all Royalties and other things of value paid or delivered to us. You agree that from the expiration or termination of this Agreement you shall neither manufacture not have manufactured for you any Articles, that upi will deliver to us any and art work (including animation cels and drawings) which may have been provided to you or used or created by you in connection with this Agreement, that you will at our option either sell to us at a price to be negotiated in good faith between us (reflecting the residual economic value but at a rate not exceeding cost to you) or destroy or efface any molds, plates and other items used to reproduce Licensed Material or Trademarks and that, subject as hereinafter provided, you will cease selling Articles. If you have any unsold Articles in inventory on the expiration or termination of this Agreement, you shall provide us with a full statement of the kinds and numbers of such unsold Articles and, if such statement has been provided to us and if you have fully complied with the terms of this Agreement including the payment of all Royalties due and the Guarantee, you shall have the right for a limited period of 90 days from such expiration or earlier termination date to sell off and deliver such Articles; provided however, in recognition of our interest in maintaining a stable and viable market for the Articles during and after the sell-off period, you agree to refrain from "dumping" the Articles in the Territory or in the European Economic Area during the sell-off period. For purposes of this paragraph 29, "dumping" shall mean the distribution of product at volume levels significantly above your prior sales practices with respect to the Articles and at price levels significantly below your prior sales practices with respect to the Articles, provided that nothing contained herein shall be deemed to restrict your ability to set product prices at your discretion. You shall furnish us statements covering such sales and pay us Royalties on such sales. Such Royalties shall not be applied against the Advance or toward meeting the Guarantee.
Except as otherwise agreed by us in writing, any inventory of Articles in your possession or control after the expiration or termination hereof and of any sell-off period granted hereunder shall be destroyed or all Licensed Material and Trademarks removed or obliterated therefrom or, if we so elect at our option, shall be sold to us at cost.

30. WAIVERS

A waiver by either of us at any time of a breach of any provision of this Agreement shall not apply to any breach of any other provision of this Agreement or imply that a breach of the same provision at any other time has been or will be waived or that this Agreement has been in any way amended, nor shall any failure by either party to object to conduct of the other be deemed to waive such party's right to claim that a repetition of such conduct is a breach hereof.

31. PURCHASE OF ARTICLES BY US OR DISNEY

If we or Disney wish to purchase Articles, you agree to sell such Articles to us or Disney or any subsidiary of ours or theirs at as low a price as you charge for similar quantities sold to your regular customers and to pay us Royalties on any such sales.

32. NON-ASSIGNABILITY

     a. You shall not voluntarily or by operation of law assign, sublicense, transfer, encumber or otherwise dispose of all or any part of your interest in this Agreement without our prior written consent, to be granted or withheld in our absolute discretion. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. "Transfer" within the meaning of this Paragraph 32 shall include any merger or consolidation involving your company, its majority shareholder or its ultimate controlling entity, any sale or transfer of all or substantially all of your parent company's or your ultimate controlling entity's assets and any transaction or series of related transactions resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the voting stock of your company, its majority shareholder or its ultimate controlling entity or, if your company is a partnership, thirty-three and one-third percent (33-1/3) or more of the profit and loss participation in your company or the occurrence of any of the foregoing with respect to any general partner of your company.

     b. You agree to provide us with at least two (2) weeks prior written notice of any desired assignment of this Agreement or other transfer as defined in Subparagraph 32(a). Our consent (if given) to any assignment of this Agreement or other transfer shall be subject to such terms and conditions as we deem appropriate, including but not limited to payment of a transfer fee. The amount of the transfer fee shall be determined by us based upon the circumstances of the particular assignment or transfer, taking into account such factors as the estimated value of the license being assigned or otherwise transferred; the risk of business interruption or loss of quality, production or control we may suffer as a result of the assignment or other transfer, the identity, reputation, creditworthiness, financial condition and business capabilities of the proposed assignee or transferee; and our internal costs related to the assignment or other transfer; provided however, in no event shall the transfer fee be less than an amount equal to the actual Royalties earned hereunder in the twelve (12) month period immediately preceding the notice of proposes assignment or, in such figures are unavailable, then an amount equal to the Guarantee for the first year of this Agreement. The foregoing transfer fee shall not apply if this Agreement is assigned to one or more of your affiliates as part of a corporate reorganization involving some or all of the entities existing in your corporate structure when this Agreement is signed; provided however, that you must give us written notice of such assignment and a description of the reorganization. If you have more than ne merchandise license agreement with us for the Territory, and an event occurs which would trigger the transfer fee provisions of this Paragraph 32, you need only pay to us one transfer fee, determined by us as set forth above. The provision of this Subparagraph 32 (b) shall supersede any conflicting provisions on this subject in any merchandise license agreement previously entered into between you and us.


     c. Notwithstanding Subparagraphs 32(a) and (b), you may, upon written notice to us, unless we have objected within thirty (30) days of receipt of such notice, sublicense your rights hereunder to your affiliates. You, hereby irrevocably and unconditionally guarantee that they will observe and perform all of your obligations hereunder, including without limitation, the provisions governing approvals, and compliance with approved samples, applicable laws and all other provisions hereof, and that they will otherwise adhere strictly to all of the terms hereof, and act in accordance with your obligations hereunder. Any involvement of an affiliate in the activities which are the subject of this Agreement shall be deemed carried on pursuant to such a sublicense and thus covered by such guarantee, but, unless notified by us as a breach of this Agreement.

33. RELATIONSHIP

This Agreement does not provide for a joint venture, partnership, agency or employment relationship between us.

34. CHOICE OF LAW AND VENUE

This Agreement shall be governed and interpreted according to the laws of the Republic of France. Any legal actions pertaining to this Agreement shall be commenced with the courts of Paris, however, each party has the right to assert claims vis a vis the other at its general place of jurisdiction. The prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in any action.

35. HEADINGS

Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

36. MODIFICATIONS OR EXTENSIONS OF THIS AGREEMENT

Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties.

37. NOTICES

All notices which either party is required or may desire to serve upon the other party shall be in writing, addressed to the party to be served at the address set forth on page 1 of this Agreement, (unless we have provided you with a notice of sublicense of this agreement, in which case you shall address all notices to the sublicensor(s) as shall have been notified to you pursuant to such notice of sublicense) and may be served personally, sent by an internationally recognized courier service, by postage prepaid registered or certified mail, addressed as herein provided (unless and until otherwise notified) or by facsimile transmission confirmed by a transmission report. Such notice shall be deemed served upon personal delivery, on the date it is recorded as delivered by receipt of courier service or mailing receipt, or upon the date shown on the facsimile transmission report; provided, however, that service of a request for approval of materials under this Agreement will be effective only upon our actual receipt of the request and of any required accompanying materials.

38. MUSIC

Music is not licensed hereunder. Any charges, fees or royalties payable for music rights or any other rights not covered by this Agreement shall be in addition to the Royalties and covered by separate agreement.


39. SEVERABILITY

The invalidity or unenforceability of any provision or portion of this Agreement shall effect the validity or enforceability or any other provision or portion of this Agreement.


40. PREVIOUS AGREEMENTS

This Agreement, and any confidentiality agreement you may have signed pertaining to any of the Licensed Material, contains the entire agreement between us concerning the subject matter hereof, and supersedes any pre-existing agreement and any oral or written communications between us concerning the subject matter hereof. However, this Paragraph 40 shall not be construed as preventing application of any provision which survives the term hereof. Further, if any pre-existing agreement(s) allow you to sell or distribute Articles outside the Territory or to manufacture any Articles outside the Territory, such agreements(s) shall be deemed to remain in effect to the extent that they relate to Licensed Material and Articles licensed hereunder.


41. CONFIDENTIALITY

You represent and warrant that you did not disclose to any third party the prospect of a license from us, and that you did not trade on a prospect of a license from us prior to full execution of this Agreement. You agree to keep the terms and conditions to any third party without obtaining our prior written consent; provided, however, that this Agreement may be disclosed on a need-to-know basis to your attorneys and accountants who agree to be bound by this confidentiality provision.

Please sign below under the word "Agreed". When signed by both parties this shall constitute an agreement between us.





                                        THE WALT DISNEY COMPANY
                                        LICENSING (EUROPE, MIDDLE
                                        EAST & AFRICA)S.A.

                                        By:_______________________


                                        Title:_____________________


                                        Date:______________________



AGREED:


NASCO Products International, Inc.

By:/s/Patricia Anderson-Lasko

Title:  President

                CONSENT/MANUFACTURER'S AGREEMENT
                  DISNEY CHARACTER MERCHANDISE

Licensee:      Nasco Products International Inc
               27, North Main Street
               Springfield, TN 37172
               U.S.A.

Reference is made to the license agreement dated September 12, 1996 between The Walt Disney Company Licensing (Europe, Middle East & Africa)S.A. ("Licensor") and Nasco Products International Inc. ("Licensee"), expiring on May 31, 1998. Licensor hereby consents to the manufacture of the "Authorized Articles" referenced below, for the account of Licensee, upon the condition that the Manufacturer shall sign and fully comply in all respects with this Agreement. Failure of said condition shall entitle Licensor to terminate the Manufacturer's Agreement forthwith and require that that portion of all copies and molds or other devices used to manufacture the "Authorized Articles" in possession of the Licensee or the Manufacturer be immediately delivered to Licensor or be destroyed to Licensor's satisfaction.

NAME AND ADDRESS         Hi Performance Company Limited
OF MANUFACTURER:         3F Kaiser Estate Phase 3 Flat 0
                         11 Hok Yuen Street, Kowloon Hong Kong

TERRITORY OF MANUFACTURE      China - Hong Kong

EXPIRATION OF
LICENSE AGREEMENT:       May 31, 1998
(unless sooner terminated or extended)

          AUTHORIZED ARTICLES:

               Sportbags, Sport backpacks, Sport wallets, Sport tote bags, Sport waistpacks all to be made of 70D
               Nylon minimum with PVC backing or 600D Polyester minimum with PVC backing.

          DISNEY PROPERTIES:

               Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Duck, Goofy, Pluto, only used in association with sport themes for the "Mickey Unlimited" brand.

The Manufacturer signing below agrees that (except as may be authorized under a separate Disney Manufacturer's agreement or license):

1. The Manufacturer will not manufacture the Authorized Articles to the order of anyone but the Licensee, will invoice only the

Licensee, will not ship to anyone other than the Licensee or Licensee;s designees and will not ship after the expiration date of the License.

2. The Manufacturer will not subcontract production of the Authorized Articles or components which contain the Disney
Properties without Disney's written consent.

3. The Manufacturer will not (without Licensor's written consent) manufacture merchandise utilizing any of the Disney Properties listed above or any other properties the copyright or trademark to which is owned by Disney, other than the Authorized Articles in accordance with this agreement.

4. From time to time, the Manufacturer will permit Licensor's authorized representative to inspect its activities and premises, accounting books and invoices relevant to its manufacture and supply of Authorized Articles.

5. The Manufacturer will not publish or cause the publication of pictures of the Authorized Articles in any publication or promotional material, nor advertise the fact that it is permitted to manufacture Authorized Articles, nor use the name "Disney" or any variant thereof without Licensor's prior written consent.

6. In manufacturing the Authorized Articles, the Manufacturer will comply with all applicable laws and regulations, voluntary industry standards, codes or other obligations (collectively, "Laws"), including but not limited to, applicable laws and regulations, voluntary industry standards, codes or other obligations (collectively, "Law"), including but not limited to, applicable health and safety standards and labor laws for manufacturing operations. Specifically, the Manufacturer covenants that:

     a. The Manufacturer agrees not to use child labor in the manufacturing or packaging of Disney merchandise. The Term "child" refers to a person younger than the age of completing compulsory education, but in no case shall any child younger than fourteen
(14) years of age be employed in the manufacturing of Disney merchandise.

     b. The Manufacturer agrees to provide employees with a safe and healthy workplace in compliance with all applicable Laws. The Manufacturer agrees to provide Disney with all information Disney may request about manufacturing or packaging facilities for the Articles.

     c. The Manufacturer agrees only to employ persons whose presence is voluntary. The Manufacturer agrees not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.
Page 32

     d. The Manufacturer agrees to comply with all applicable wage and hour Laws, including minimum wage, overtime, and maximum hours. The Manufacturer agrees to utilize fair employment practices as defined by applicable Laws.

     e. The manufacturer not to discriminate in hiring and employment practices on grounds of race, religion, nation origin political affiliation, sexual preference or gender.

     f. The Manufacturer agrees to comply with all applicable environmental Laws.

     g. The Manufacturer agrees that Licensor may engage in activities such as unannounced inspections of manufacturing or packaging facilities in order to monitor compliance with applicable laws.

7. Upon expiration or termination of the License Agreement, or upon notification by Licensor or Licensee, the Manufacturer will
(a) immediately cease manufacturing the Authorized Articles and deliver to Licensor or its authorized representative that portion of any and all molds, plates, engravings or other devices used to reproduce the Disney Properties, or (b) provide Licensor with satisfactory evidence that the Disney properties, have been erased or eradicated and are no longer reproducible.


LICENSOR:                          LICENSEE:

By:/s/P. Sissmann                  By:/s/Patricia Anderson-Lasko

Title:  President                  Title:  President

MANUFACTURER:

By:/s/Ron Sonenberg

Title:  President